Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS REPORTS FIRST QUARTER FISCAL 2016 RESULTS

•                 Adjusted gross margin continues to expand at 6.4%, increasing 60 basis points year-over-year

•                 Strong free cash flow generation of $225 million

•                 Maintains commitment to return value to shareholders

San Jose, CA, July 23, 2015 — Flextronics (NASDAQ: FLEX), a leading end-to-end supply chain solutions company, today announced results for its first quarter ended June 26, 2015:

	Three Month Periods Ended
	June 26	March 31	June 27
(US$ in millions, except EPS)	2015	2015	2014
Net sales	$5,566	$5,952	$6,643
Adjusted operating income	$159	$178	$183
GAAP operating income	$143	$164	$172
Adjusted net income	$134	$157	$148
GAAP net income	$111	$135	$174
Adjusted EPS	$0.23	$0.27	$0.25
GAAP EPS	$0.19	$0.23	$0.29

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

First Quarter Fiscal 2016 Results of Operations

Flextronics’ net sales for the first quarter ended June 26, 2015 were just under $5.6 billion, slightly below its previously provided revenue guidance of $5.6 billion to $6.2 billion. Adjusted operating income was $159 million, above the lower end of the guidance range of $150 to $190 million.

Despite the lighter revenues, adjusted gross margin increased 60 basis points and adjusted operating margin increased 10 basis points compared to the same period last year.

“The first quarter of fiscal 2016 was exemplified by operating with discipline, driving a richer product mix and deploying capital thoughtfully,” said Mike McNamara, chief executive officer at Flextronics.

“We continued to return meaningful capital to our shareholders this quarter as we repurchased almost 8 million shares for approximately $100 million.”

“We generated $362 million in cash flow from operations driving to a free cash flow of $225 million during the quarter, said Chris Collier, chief financial officer at Flextronics. “Our consistent strong free cash flow reflects our deliberate discipline and execution over our net working capital and capital investments”

Guidance

For the second quarter ending September 25, 2015, revenue is expected to be in the range of $5.9 to $6.5 billion and adjusted EPS is expected to be in the range of $0.22 to $0.28 per diluted share.

GAAP earnings per share is expected to be lower than the adjusted EPS guidance provided herein by approximately $0.05 per diluted share for estimated intangible amortization and stock-based compensation expense.

Conference Calls and Web Casts

A conference call hosted by Flextronics’ management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the first quarter ended June 26, 2015. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flextronics

Flextronics (Reg. No. 199002645H) is a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories. Flextronics is an industry leader with $26 billion in sales, generated from helping customers design, build, ship, and service their products through an unparalleled network of facilities and innovations centers in approximately 30 countries and across four continents. Flextronics’ service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, increasing flexibility, and reducing time-to-market. For more information, visit www.flextronics.com or follow us on Twitter @flextronics.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to the future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; that recently proposed changes in tax laws in certain jurisdictions where we operate may materially impact our tax expense, and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended
	June 26, 2015	March 31, 2015	June 27, 2014
GAAP:
Net sales	$5,566,248	$5,951,600	$6,642,745
Cost of sales	5,213,907	5,572,783	6,261,960
Gross profit	352,341	378,817	380,785
Selling, general and administrative expenses	209,385	214,613	209,277
Operating income	142,956	164,204	171,508
Intangible amortization	7,671	8,807	6,951
Interest and other, net	16,505	11,232	18,637
Other charges (income), net	164	(11,707)	(44,009)
Income before income taxes	118,616	155,872	189,929
Provision for income taxes	7,766	20,760	16,042
Net income	$110,850	$135,112	$173,887

EPS:
Net income:
GAAP	$0.19	$0.23	$0.29
Non-GAAP	$0.23	$0.27	$0.25

Diluted shares used in computing per share amounts	577,997	581,852	601,300

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three Month Periods Ended
	June 26, 2015	March 31, 2015	June 27, 2014
GAAP gross profit	$352,341	$378,817	$380,785
Stock-based compensation expense	2,018	1,941	1,611
Non-GAAP gross profit	$354,359	$380,758	$382,396
GAAP SG&A Expenses	$209,385	$214,613	$209,277
Stock-based compensation expense	14,108	11,509	10,071
Non-GAAP SG&A Expenses	$195,277	$203,104	$199,206
GAAP operating income	$142,956	$164,204	$171,508
Stock-based compensation expense	16,126	13,450	11,682
Non-GAAP operating income	$159,082	$177,654	$183,190
GAAP provision for income taxes	$7,766	$20,760	$16,042
Intangible amortization benefit	258	215	167
Non-GAAP provision for income taxes	$8,024	$20,975	$16,209
GAAP net income	$110,850	$135,112	$173,887
Stock-based compensation expense	16,126	13,450	11,682
Intangible amortization	7,671	8,807	6,951
Other charges (income), net (2)(3)	—	—	(44,009)
Adjustments for taxes	(258)	(215)	(167)
Non-GAAP net income	$134,389	$157,154	$148,344
EPS:
Net income:
GAAP	$0.19	$0.23	$0.29
Non-GAAP	$0.23	$0.27	$0.25

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 26, 2015	March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$2,331,411	$1,628,408
Accounts receivable, net	2,137,255	2,337,515
Inventories	3,413,430	3,488,752
Other current assets	1,198,131	1,286,225
Total current assets	9,080,227	8,740,900

Property and equipment, net	2,143,221	2,092,167
Goodwill and other intangible assets, net	428,286	415,175
Other assets	448,446	417,382
Total assets	$12,100,180	$11,665,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$44,927	$46,162
Accounts payable	4,336,913	4,561,194
Other current liabilities	2,114,388	2,148,867
Total current liabilities	6,496,228	6,756,223

Long-term debt, net of current portion:
Revolving credit facility	—	—
4.625% Notes (due 2020)	500,000	500,000
5.000% Notes (due 2023)	500,000	500,000
4.750% Notes (due 2025) (4)	595,278	—
Term Loans	1,027,500	1,027,500
Other long-term debt	9,360	10,071
Other liabilities	484,258	475,580

Total shareholders’ equity	2,487,556	2,396,250
Total liabilities and shareholders’ equity	$12,100,180	$11,665,624

SCHEDULE IV

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, & III

(1)   To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’ results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies.

For the first quarter ended June 26, 2015, Free Cash Flow was $225 million consisting of GAAP net cash flows from operating activities of $362 million less purchases of property and equipment, net of proceeds from dispositions, of $137 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2) In accordance with a manufacturing agreement, the Company recognized a $55 million charge for a contractual obligation during the quarter ended March 31, 2014. During the first quarter of fiscal 2015, an amendment was executed which included the removal of the $55 million obligation. Accordingly, the Company reversed this charge with a corresponding credit to other income, included in other (income) charges, net with no impact to cash.

(3) During the first quarter of fiscal 2015, the Company recognized a loss of $11 million in connection with the disposition of a certain European manufacturing facility, which is included in other (income) charges, net.

(4) During the first quarter of fiscal 2016, the Company issued $600 million of 4.750% Notes due in 2025 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act, at a discount of 99.213%.